Exhibit 99.(a)(2)(2)

Change in Independent Registered Public Accounting Firm

On March 9, 2023 BBD LLP (“BBD”) ceased to serve as the independent registered public accounting firm of The Oberweis Funds. (the Oberweis Micro-Cap Fund, the Oberweis Small-Cap Opportunities Fund, the Oberweis Global Opportunities Fund, the Oberweis China Opportunities Fund, the Oberweis International Opportunities Fund, the Oberweis Emerging Markets Fund, the Oberweis International Opportunities Institutional Fund, and the Oberweis Focused International Growth Fund) (The “Funds”), each a series of The Oberweis Funds. The Audit Committee of the Board of Trustees approved the replacement of BBD as a result of Cohen & Company, Ltd.’s (“Cohen”) acquisition of BBD’s investment management group.

The report of BBD on the financial statements of the Funds as of and for the years ended December 31, 2022 and December 31, 2021 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainties, audit scope or accounting principles. During the years ended December 31, 2022 and December 31, 2021, and during the subsequent interim period through March 09, 2023: (i) there were no disagreements between the registrant and BBD on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of BBD, would have caused it to make reference to the subject matter of the disagreements in its report on the financial statements of the Funds for such years or interim period; and (ii) there were no “reportable events,” as defined in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

The registrant requested that BBD furnish it with a letter addressed to the U.S. Securities and Exchange Commission stating that it agrees with the above statements. A copy of such letter is filed as an exhibit hereto.

On March 9, 2023 the Audit Committee of the Board of Trustees also recommended and approved the appointment of Cohen as the Funds’ independent registered public accounting firm for the year ending December 31, 2023.

During the years ended December 31, 2022 and December 31, 2021, and during the subsequent interim period through March 9, 2023, neither the registrant, nor anyone acting on its behalf, consulted with Cohen on behalf of the Funds regarding the application of accounting principles to a specified transaction (either completed or proposed), the type of audit opinion that might be rendered on the Funds’ financial statements, or any matter that was either: (i) the subject of a “disagreement,” as defined in Item 304(a)(1)(iv) of Regulation S-K and the instructions thereto; or (ii) “reportable events,” as defined in Item 304(a)(1)(v) of Regulation S-K.

September 7, 2023

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, NE

Washington, DC 20549

Re: Oberweis Micro-Cap Fund, Oberweis Small-Cap Opportunities Fund, Oberweis Global Opportunities Fund, Oberweis China Opportunities Fund, Oberweis International Opportunities Fund, Oberweis Emerging Markets Fund, Oberweis International Opportunities Institutional Fund, and Oberweis Focused International Growth Fund

Commission File Number 811-04854

Dear Sir or Madam:

We have read Exhibit (a)(2)(2) of Form N-CSRS of : Oberweis Micro-Cap Fund, Oberweis Small-Cap Opportunities Fund, Oberweis Global Opportunities Fund, Oberweis China Opportunities Fund, Oberweis International Opportunities Fund, Oberweis Emerging Markets Fund, Oberweis International Opportunities Institutional Fund, and Oberweis Focused International Growth Fund each a series of The Oberweis Funds, dated September 7, 2023, and agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ BBD, LLP